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                                  EXHIBIT (11)

                  THE PROCTER & GAMBLE COMPANY AND SUBSIDIARIES
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                        Computation of Earnings Per Share
                  ---------------------------------------------

Amounts in millions except per share amounts

                                                                      Three Months Ended            Six Months Ended
                                                                          December 31                  December 31
                                                                      2005           2004          2005          2004
                                                                   -----------   ------------   -----------   ------------
BASIC NET EARNINGS PER SHARE
Net earnings                                                          $ 2,546        $ 1,975       $ 4,575        $ 3,917
Preferred dividends, net of tax benefit                                    36             33            72             66
                                                                   -----------   ------------   -----------   ------------
Net earnings available to common shareholders                         $ 2,510        $ 1,942       $ 4,503        $ 3,851
                                                                   ===========   ============   ===========   ============

Basic weighted average common shares outstanding                      3,307.7        2,528.9       2,870.4        2,534.8
                                                                   ===========   ============   ===========   ============

Basic net earnings per common share                                    $ 0.76         $ 0.77        $ 1.57         $ 1.52
                                                                   ===========   ============   ===========   ============

DILUTED NET EARNINGS PER SHARE
Net earnings                                                          $ 2,546        $ 1,975       $ 4,575        $ 3,917
Deduct preferred dividend impact on
      funding of ESOP                                                       -              -             -              -
                                                                   -----------   ------------   -----------   ------------
Diluted net earnings                                                  $ 2,546        $ 1,975       $ 4,575        $ 3,917
                                                                   ===========   ============   ===========   ============

Basic weighted average common shares outstanding                      3,307.7        2,528.9       2,870.4        2,534.8
Add potential effect of:
      Conversion of preferred shares                                    154.7          158.9         155.1          159.5
      Exercise of stock options and other Unvested Equity awards         84.6           64.3          72.5           64.8
                                                                   -----------   ------------   -----------   ------------

Diluted weighted average common shares outstanding                    3,547.0        2,752.1       3,098.0        2,759.1
                                                                   ===========   ============   ===========   ============

Diluted net earnings per common share                                  $ 0.72         $ 0.72        $ 1.48         $ 1.42
                                                                   ===========   ============   ===========   ============
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